Exhibit 10.3

Participant Name:

Name of Plan:

Employee Number:

Grant Name:

Grant Date:

Expiration Date:

Exercise Price:

Total Options:

Form of Award Agreement
(Non-Qualified Stock Option)

Arch Coal, Inc. (the “Company”) hereby confirms this grant of a non-qualified stock option to purchase shares of Arch Coal, Inc. common stock (the “Option”) to the above-named employee (“Participant”).    The Company’s stockholders approved, at the April 25, 2013 Annual Stockholder Meeting, amendments (the “Omnibus Amendments”) to the 1997 Stock Incentive Plan (the “Current Plan”), which, among other things, renamed the plan as the Omnibus Incentive Plan (the Current Plan, as amended by the Omnibus Amendments, the “Omnibus Plan”).  As used herein, the “Plan” shall mean the Omnibus Plan as amended from time to time.

The terms of this Award Agreement and the Plan shall govern the Option in all respects.  Capitalized terms used in this Award Agreement but not otherwise defined herein shall have the meanings assigned to them in the Plan.

Subject to the terms of the Plan, the Option granted hereunder shall vest and become exercisable based on the vesting schedule described above.  In addition, the Option can become exercisable upon the occurrence of other events as specified in the Plan.  The Option will vest automatically and without any further action on the part of the Company or the Participant immediately following any Change of Control.  Notwithstanding the foregoing and notwithstanding anything contained in the Plan to the contrary, if the Participant’s Date of Termination occurs on or after the date on which the Participant attains age 58, the Participant has five years of continuous service with the Company and/or one or more of its Subsidiaries immediately prior to the Date of Termination and the Participant has not been terminated for Cause, then the Option shall continue to vest and become exercisable in accordance with the vesting schedule described above, and the Option shall remain exercisable for the lesser of (i) a period of five years from the Participant’s Date of Termination or (ii) the remaining term of the Option and thereafter shall be forfeited if not exercised.  The Exercise Price of the shares purchased upon exercise of the Option (or a portion thereof) shall be paid either (a) in cash in full by the Participant, (b) by tendering (either by actual delivery or attestation) previously acquired shares of Common Stock, (c) by a “net exercise” method under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price, or (d) such other consideration as the Committee deems appropriate and in compliance with applicable law.

Nothing in the Plan or this Award Agreement should confer on any Participant any right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate Participant’s employment at any time.

Arch Coal, Inc.

John Ziegler Jr.
Vice President — Human Resources

ACKNOWLEDGMENT

Please click the ‘accept’ button below to confirm your acceptance of the terms and conditions of this Award Agreement and the terms and conditions of the Plan within 60 days of issuance of this Agreement.  By confirming acceptance, you (a) acknowledge receipt of a copy of the Plan; (b) represent that you have read and are familiar with the Plan’s terms; (c) accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms; and (d) agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Option.